Exhibit 99.1

Double-Take Software, Inc. Provides Preliminary First Quarter Financial Results

Company Also Reports Receiving Indications of Interest

SOUTHBOROUGH, Mass.--(BUSINESS WIRE)--April 12, 2010--Double-Take Software, Inc. (NASDAQ: DBTK), today announced preliminary results for the first quarter of 2010. Based on preliminary financial data, the Company now expects first quarter revenue to be in the range of $18.8 million to $18.9 million, compared to its previous guidance of $20.0 million to $21.2 million. The revenue shortfall from guidance is a result of lower than expected license sales. GAAP operating loss is expected to be $(0.6) million to $(0.5) million. Operating income on an adjusted, non-GAAP basis is expected to be $0.6 million to $0.7 million which is in the range of previous guidance of $0.6 million to $1.5 million. The Company expects GAAP net loss per share to be $(0.01) to $(0.02) and adjusted, non-GAAP net income per diluted share to be $0.01 to $0.02 using an estimated effective tax rate of 36%. Previous guidance for adjusted, non-GAAP net income per diluted share was $0.02 to $0.04. During the quarter, the Company used $8.4 million to repurchase approximately 1.0 million shares under its previously announced stock repurchase plan. Average shares outstanding for the quarter was approximately 22.0 million for basic and 23.0 million on fully diluted basis.

Double-Take also announced that it has received unsolicited, non-binding, written conditional indications of interest to acquire the Company at prices above recent trading prices of its shares. The Company’s Board of Directors, in consultation with its financial and legal advisors, is reviewing these indications of interest, and considering other possible strategic transactions. There can be no assurance that any transaction will occur, that any transaction involving a purchase of the Company that may occur would be at or above the prices stated in the indications of interest or as to the timing of any transactions that may occur. Double-Take does not expect to make further public comments regarding these matters unless and until it enters into a definitive agreement with respect to a transaction or determines that none will be pursued.

Dean Goodermote, Double-Take’s Chairman and CEO noted that “the quarter finished weaker than we expected. Software license sales were up over last year, but they did not rebound to the extent that we anticipated. Renewal rates were strong, pipelines are good and controlled spending kept our margins at or near the low end of our guidance. We plan to reduce our hiring expansion plans until we experience growth at a faster rate. In addition, although we are evaluating expressions of interest in the Company, we continue to plan for a strong independent future,” concluded Goodermote.

The Company will release final results for the first quarter on Tuesday, May 4, 2010 and will host its regularly scheduled conference call to discuss its final financial results on Tuesday, May 4, 2010 at 4:30 p.m. EDT. The public is invited to listen to a live web cast of the conference call on the Investor Relations section of the Company’s website at www.doubletake.com. A replay of the web cast will be available on the Investor Relations section of the Company’s website at www.doubletake.com approximately two hours after the conclusion of the call and will remain available for 90 calendar days. An audio replay of the conference call will also be available approximately two hours after the conclusion of the call. The audio replay will be available until Sunday, May 9, 2010 at 7:30 p.m. EDT and can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and entering replay access code 3717147.

The Company calculates adjusted non-GAAP operating income and income per share by excluding the effects of non-cash stock based compensation from Operating Expenses.

See “Non-GAAP Financial Measures” and “Important Note to Investors” below

Non-GAAP Financial Measures

Double-Take Software, Inc. has provided in this press release adjusted non-GAAP operating income and income per share financial information that have not been prepared in accordance with generally accepted accounting principles, or GAAP. Double-Take Software, Inc. uses these non-GAAP financial measures internally in analyzing its financial results and believes it is useful to investors as a supplement to, but not as a substitute for, GAAP measures in evaluating the Company’s operational performance. Double-Take Software, Inc. believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends, and in comparing its financial results with other companies in Double-Take Software, Inc.’s industry, many of which present similar non-GAAP financial measures to investors. The adjusted non-GAAP operating income presented above excludes non-cash stock-based compensation charges of approximately $1.2 million from our results. The adjusted non-GAAP income per share presented above excludes non-cash stock-based compensation charges of approximately $0.05 per share from our results and exclude the effect of these charges in the related diluted share count.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

About Double-Take® Software

Headquartered in Southborough, Massachusetts, Double-Take® Software (Nasdaq: DBTK) is a leading provider of affordable software for recoverability, including continuous data replication, application availability and system state protection. Double-Take Software products and services enable customers to protect and recover business-critical data and applications such as Microsoft Exchange, SQL, and SharePoint in both physical and virtual environments. With its unparalleled partner programs, technical support, and professional services, Double-Take Software is the solution of choice for more than nineteen thousand customers worldwide, from SMEs to the Fortune 500. Information about Double-Take Software's products and services can be found at www.doubletake.com.

Important Note to Investors

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases that say Double-Take or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements in this release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All forward-looking statements are inherently speculative, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in forward-looking statements. These risks and uncertainties include those set forth from time to time in our filings with the Securities and Exchange Commission. We are under no obligation, and do not undertake any duty, to update these forward looking statements at any time.

CONTACT:
Double-Take Software, Inc.
S. Craig Huke
Chief Financial Officer
317-572-1857
investor@doubletake.com
or
Sapphire Investor Relations, LLC
Erica Mannion
Investor Relations
212-766-1800
investor@doubletake.com